Exhibit (d)(25)

PACIFIC SELECT FUND
AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement (the “Agreement”) made the 29th day of December, 2000 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, AIM Capital Management, Inc. (“Portfolio Manager”), a Texas corporation, and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 26th day of August, 2004.

     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.

Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:

1. Portfolio Manager will assist the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the “Certifying Officers”) that support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Fund’s Form N-CSR, Form N-Q, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request, and to the extent any such certifications reasonably pertain to information to which Portfolio Manager has access in connection with the services it provides with respect to the Fund.

2. Portfolio Manager shall prepare and file Schedule 13G and Form 13F for securities held in each Portfolio it manages.

3. The Portfolio Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Fund and affiliated persons of those other portfolios of the Fund (collectively, the “Other Portfolios”), In doing so, the Portfolio Manager is prohibited from consulting with the Investment Adviser or the portfolio managers of these Other Portfolios concerning securities transactions of the Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1 (a) and (b) under the Investment Company Act of 1940.

4. Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Portfolio Manager, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related SEC guidance relating to such statutes and regulations; (collectively, “Proxy Voting Policies and Procedures”). The Portfolio Manager shall vote proxies on behalf of each Portfolio in a manner deemed by the Portfolio Manager to be in the best interests of each Portfolio pursuant to the Portfolio Manager’s written Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted, in such a form and format that complies with applicable federal statutes and regulations, (e.g. requirements of Form N-PX). The Portfolio Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

     Portfolio Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and

shall disclose the voting record of each Portfolio, as required under applicable federal statutes and regulations.

5. Upon request by the Investment Adviser, Portfolio Manager agrees to reimburse the Investment Adviser for costs associated with certain supplements (“Supplements”). Such Supplements are those generated due to changes by Portfolio Manager requiring immediate disclosure in the prospectus and for which, at the time of notification by Portfolio Manager to Investment Adviser of such changes, the Fund is not already generating a supplement for other purposes or for which the Fund does not wish to add such changes to a pending supplement. Investment Adviser may request reimbursement from Portfolio Manager for some or all of the costs associated with generating such Supplements. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, and/or distribution of such Supplements to all existing variable product contract and policy holders that are eligible to use the Fund as their underlying investment vehicle. Such changes by Portfolio Manager include, but are not limited to, changes to its structure, to investment personnel, or to investment style or management. Such changes will not be unreasonably withheld from a pending supplement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	By:	/s/ Audrey L. Milfs

Name:	Glenn S. Schafer	Name:	Audrey L. Milfs

Title:	President	Title:	Secretary

AIM CAPITAL MANAGEMENT, INC.

By:	/s/ Edgar M. Larsen	By:	/s/ Lisa A. Moss

Name:	Edgar M. Larsen	Name:	Lisa A. Moss

Title:	President, CEO	Title:	Assistant Secretary

PACIFIC SELECT FUND

By:	/s/ Glenn S. Schafer	By:	/s/ Audrey L. Milfs

Name:	Glenn S. Schafer	Name:	Audrey L. Milfs

Title:	President	Title:	Secretary